Exhibit 99.1

NEWS RELEASE

WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Announces
Completion of Redemption of
2.625% Convertible Senior Debentures due 2025
Contact: Daniel A. Brailer, Vice President, Treasurer
and Investor Relations
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
PITTSBURGH, December 23, 2010 — WESCO International, Inc. (NYSE: WCC) today announced that it completed its previously announced redemption of all of its outstanding 2.625% Convertible Senior Debentures due 2025 (the “Debentures”).
In connection with the redemption, holders of $89,815,000 aggregate principal amount of Debentures converted their Debentures in accordance with the terms and conditions of the Debentures. In settlement of those conversions, WESCO paid an aggregate of approximately $89.8 million in cash, including cash in lieu of fractional shares, and issued 340,213 shares of its common stock in the aggregate.
WESCO redeemed the remaining $2,509,000 aggregate principal amount of outstanding Debentures in accordance with its notice of redemption dated November 19, 2010. WESCO paid to the registered holders of the Debentures that were redeemed an aggregate of approximately $2.5 million, including accrued and unpaid interest to, but excluding, December 23, 2010. No Debentures remain outstanding following the conversions and the redemption described in this press release.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. WESCO’s 2009 annual sales were approximately $4.6 billion. The Company employs approximately 6,100 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 380 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as the Company’s other reports filed with the Securities and Exchange Commission.